Exhibit 10.16

THIRD AMENDMENT

TO THE

FIFTH THIRD BANCORP MASTER RETIREMENT PLAN

January 1, 2015 Restatement

WHEREAS, Fifth Third Bank (“Fifth Third”) sponsors and maintains the Fifth Third Bancorp Master Retirement Plan, as amended and restated effective January 1, 2015 (“Plan”);

WHEREAS, Fifth Third desires to amend the Plan to (i) clarify the calculation of bifurcated benefits pursuant to IRS Notice 2017-44; (ii) add an objective standard for determining “disability” for Plan purposes; and (iii) make other changes;

WHEREAS, pursuant to Plan section 13.1(a), Fifth Third reserved the right to amend the Plan at any time; and

WHEREAS, pursuant to Plan section 13.1(b), Fifth Third delegated authority to the Fifth Third Bank Pension, 401(k) and Medical Plans Committee and its Chairman to amend the Plan.

NOW, THEREFORE, effective as of the date of this amendment, the Plan is hereby amended in the following respects:

1.    Section 2.3 of the Plan is amended in its entirety to read as follows:

“2.3    ‘Administrator’ or ‘Plan Administrator’ means the Fifth Third Bank Pension, 401(k) and Medical Plan Committee. Where applicable, a reference to Administrator includes its delegate.”

2.    Section 7.3 of the Plan is amended by adding the following new subsection (e) at the end:

“(e)    Explicit Bifurcation Method (IRS Notice 2017-44). Effective for Benefit Commencement Dates on or after the date “bifurcated benefits” first became available under the Plan, if permitted by the Plan Administrator and a Participant so elects, the Participant’s Accrued Benefit will be divided and distributed as described below:

(1)    A Participant may elect to divide his or her Accrued Benefit to the following extent:

(A) If the Participant may elect a combination of the forms of payment provided pursuant to Section 7.3 of the Plan, the Participant may elect to have a portion of his Accrued Benefit paid in the lump sum option described in Section 7.3(d) and the balance of his Accrued Benefit paid in an annuity option described in Section 7.3.

(B) If (i) the Participant accrued a benefit under a plan that merged into the Plan (“merged plan”), (ii) the merged plan did not offer a lump sum payment option, and (iii) the Participant also accrued benefits under the Plan that are payable in a lump sum pursuant to Section 7.3(d), the Participant may elect to have that portion of his or her benefit accrued under the Plan paid in a lump sum and the portion of the benefit accrued under the merged plan (“merged plan benefit”) paid in an option available under the merged plan.

(C) If (i) the Participant accrued a benefit under a merged plan and (ii) the merged plan offered a lump sum payment or period certain option for only a portion of the Participant’s merged plan benefit because: (a) the optional form was eliminated prospectively with respect to benefits accrued after the effective date of the change, (b) the optional form was only available for a specified percentage of the total benefit, or (c) the merged plan provided for mandatory employee contributions and permitted a participant to receive the employee derived benefit in a lump sum and the employer derived benefit in an annuity, the Participant may elect to have the designated portion of the merged plan benefit paid in an annuity option available under the merged plan.

(2)    If a Participant elects to divide his or her Accrued Benefit, the amount of the distribution payable with respect to each specified portion of the Accrued Benefit is determined in accordance with the method for calculating the amount of a distribution payable in the optional form elected for that portion as if that portion were the Participant’s entire Accrued Benefit.

(3)    Anything in the Plan to the contrary notwithstanding, this Section 7.3(e) shall not be construed to create any new benefit, right, or feature not otherwise currently provided by the Plan.”

3.    Section 11.4 (a) of the Plan is amended in its entirety to read as follows:

“(a)    Establishment. Fifth Third Bank shall establish a funding policy and method for the Plan which shall be consistent with the objectives of the Plan, ERISA, and any other legal requirements. Such funding policy shall be communicated to the fiduciary(ies) responsible for investment of Plan Assets.”

4.    Section 13.1(b) of the Plan is amended in its entirety to read as follows:

“(b)    Procedure to Amend or Terminate.

(1)    Amendment Procedure. Any amendment of the Plan shall be by action of the Administrator or its Chairperson. An amendment shall be evidenced in writing in such manner or format as the Administrator shall determine, which may include (but shall not be limited to) a written Plan amendment, written resolution signed by a majority of the Committee members, or minutes of a Committee meeting reflecting approval by a majority of its members.

(2)    Termination Procedure. Any termination of the Plan shall be by action of the Administrator or its Chairperson. Any Plan termination must be approved by a majority of the members of the Committee. Termination shall be evidenced in writing in such manner or format as the Administrator shall determine, which may include (but shall not be limited to) a written Plan amendment, written resolution signed by a majority of the Committee members, or minutes of a Committee meeting reflecting approval by a majority of its members.”

5.    Section 3(c)(2) of Appendix II of the Plan is amended in its entirety to read as follows:

“(2)    Definition of Disability. ‘Disability’ means a physical or mental impairment determined to be a disability either (i) under the Employer’s long-term disability program or (ii) by the Social Security Administration.”

6.    Except as otherwise amended herein, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, Fifth Third has caused this amendment to be executed by its duly authorized representative this 21st day of December, 2017.

FIFTH THIRD BANK

By:	/s/ Robert P. Shaffer
Chairperson for the Fifth Third Bank Pension, 401(k) and Medical Plan Committee

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